RULE 424(b)(3)
                                                      REGISTRATION NO. 333-40669

                            PRICING SUPPLEMENT NO. 7
                      TO PROSPECTUS DATED December 10, 1997
                       (As supplemented December 12, 1997)

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                MEDIUM-TERM NOTES
                              (Floating Rate Note)
                    (Due One Year or More from date of issue)

Designation: Floating Rate                              Original Issue Date:
Medium-Term Notes Due June 1, 1999                      June 1, 1998

Principal Amount:  $100,000,000                         Maturity Date:
                                                        June 1, 1999

Issue Price (as a percentage of                         Regular Record Dates:
Principal Amount):  100%                                Fifteenth calendar day
                                                        whether or not a
Interest Rate Base:  LIBOR                              Business Day prior to
                                                        the corresponding
Spread:  MINUS 0.20%                                    Interest Payment Date

Initial Interest Rate: 5.4875%                          Interest Payment Dates:
                                                        September 1, 1998,
Redemption Provisions:  None                            December 1, 1998,
                                                        March 1, 1999,
Commission or Discount (as                              and June 1, 1999
a percentage of Principal
Amount): 0.00%
                                                        Interest Reset Dates:
CUSIP:  459 20Q AY0                                     September 1, 1998
                                                        December 1, 1998 and
                                                        March 1, 1999
Index Maturity:  3 months

Designated LIBOR Page: Telerate Page 3750               Interest Reset Period:
                                                         Quarterly

                                                        Interest Determination
                                                        Dates: Second London
                                                        Banking Day preceding
                                                        each Interest Reset Date

                                                        Form:[X] Book-Entry
                                                             [_] Certificated

      This is a Pricing Supplement. It describes the Floating Rate Notes now being issued under the Medium Term Note Program of International Business Machines Corporation. This document adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and

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Prospectus by providing specific information about the Notes being issued in this particular transaction. It also amends the Prospectus Supplement and Prospectus to the extent it is not consistent with the terms which are set forth in the Prospectus Supplement and Prospectus.

INTEREST

      These are Floating Rate Notes. As 'Floating Rate' Notes, the amount of Interest payable on the Notes changes, or 'floats' in the following manner: The Notes will bear interest at a rate which is reset on each of the Interest Reset Dates listed in this Pricing Supplement. The interest rate in effect from the Original Issue Date to the first Interest Reset Date for the Notes will be the Initial Interest Rate we have specified in this Pricing Supplement. Thereafter, the interest rate on the Notes for each Interest Reset Period will be determined at the rate for three (3) month LIBOR minus a 'Spread' of twenty basis points (0.20%).

      Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The Calculation Agent for the Notes will be The Chase Manhattan Bank.

      If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day. However, if that day falls in the next calendar month, since this is a LIBOR Note, the Interest Payment Date or Interest Reset Date will be advanced to the first preceding day that is a Business Day.

      For purposes of this offering, a "Business Day" means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, and is a day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market (a 'London Banking Day').

      Other capitalized terms which are used but which are not defined in this Pricing Supplement have the meanings assigned to them in the accompanying Prospectus Supplement and Prospectus.

                             PLAN OF DISTRIBUTION

      The Notes will be sold to Goldman Sachs & Co. for resale to one or more investors at varying prices related to prevailing market conditions at the time of resale.

Dated: May 27, 1998